Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Tel.: (212) 310-8000

Fax: (212) 310-8007

September 1, 2005

The Board of Directors of

M-Systems Flash Disk Pioneers Ltd.

Kfar Saba, Israel

Ladies and Gentlemen:

We have acted as U.S. counsel to M-Systems Flash Disk Pioneers Ltd., a company organized under the laws of the State of Israel (the "Company"), and M-Systems Finance Inc., an exempted company limited by shares organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company ("M-Systems Finance"), in connection with the registration statement on Form F-3 filed by M-Systems Finance and the Company (the "Registration Statement") under the Securities Act of 1933, as amended, relating to $75,000,000 aggregate principal amount of 1.0% Convertible Senior Notes due 2035 of M-Systems Finance (the "Notes"), the guarantee thereof by the Company (the "Guarantee"), under the Senior Indenture, dated as of March 23, 2005 (the "Indenture"), among the Company, M-Systems Finance, and the Bank of New York Trust Company, N.A., as trustee (the "Trustee"), and the ordinary shares, par value NIS 0.001 per share, of the Company issuable upon conversion of the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, the forms of Notes and Guarantee, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and M-Systems Finance, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and M-Systems Finance.  We have also assumed: (i) the due incorporation, valid existence and good standing of each of the Company, M-Systems Finance and the Trustee, (ii) that each of the Company and M-Systems Finance has the requisite power and authority to enter into and perform its obligations under the Indenture and, with respect to M-Systems Finance, the Notes, and with respect to the Company, the Guarantee, (iii) the due authorization, execution and delivery of the Indenture by the Company and M-Systems Finance, the Notes by M-Systems Finance, and the Guarantee by the Company, (iv) due authorization, execution and delivery of the Indenture by the Trustee and (v) the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Notes constitute legal, valid and binding obligations of M-Systems Finance, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors` rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that provisions relating to waivers of any usury law may be unenforceable.

2. The Guarantee constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors` rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), except that provisions relating to waivers of any usury law may be unenforceable.

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP